EXHIBIT 10.1
January 26, 2011

Mr. William McLaughlin
[ADDRESS]

Re:     Separation of Employment

Dear Bill,

This letter addresses your separation of employment with QuamTel, Inc. (“QuamTel”).  Your last day of employment is January 26, 2011 (the “Separation Date”) and QuamTel hereby accepts your resignation effective on the Separation Date.

On the Separation Date, your employment with QuamTel and all further compensation, remuneration, and eligibility under QuamTel’s benefit plans shall terminate, except as otherwise explicitly provided in this letter agreement or by applicable law.

All QuamTel property is to remain on the premises of QuamTel and any property that is not currently on the premises must be immediately returned to QuamTel.  Additionally, all outstanding expense advances, loans, and/or petty cash advances, if any, must be paid in full by the date on which both parties sign this letter agreement (the “Execution Date”) or they will be deducted from your Severance (as defined below).  You agree not to incur any additional expenses on behalf of QuamTel without prior written approval. QuamTel agrees to reimburse outstanding expenses which are submitted prior to or on the Execution Date of this letter agreement.

Provided you sign this letter agreement and do not revoke it as set forth below, as a special separation arrangement, QuamTel will grant you severance (the “Severance”) as follows:

1.	Your base salary through January 31, 2011;
2.	50% of your health care insurance coverage benefits through February 28, 2011; and
3.	Five Thousand (5,000) shares of common stock of QuamTel at no additional cost to you, subject to a mandatory one (1) year lock-up. (mandatory);

less withholding for applicable taxes, any other deductions QuamTel is required by law to make from wage payments to employees, any amounts that you then owe to QuamTel, and any amounts QuamTel pays to third parties on your behalf (including, without limitation, credit card bills).  Provided you sign this letter agreement and do not revoke it as set forth below, QuamTel shall pay the Severance through QuamTel’s payroll provider.  You acknowledge that the Severance is in lieu of, and in excess of, severance payments that would normally be available under QuamTel’s policies.

You waive any right and agree not to make any claim for unemployment compensation benefits.  If you make any such claim, QuamTel shall contest it and may introduce this Agreement as evidence of your ineligibility for such benefits.

Upon your request, QuamTel agrees to provide a neutral reference that includes hire date, last compensation, and title.

As consideration and inducement to grant you the Severance, you agree, for yourself, your spouse, executors, heirs, representatives, and assigns to unconditionally release QuamTel and its direct and indirect affiliates, subsidiaries and divisions and their respective officers, directors, employees, predecessors, successors, shareholders, owners, agents, representatives and managers (collectively the “Releasees”) from any and all claims, agreements, disputes, causes of action, demands or liabilities of any nature whatsoever, whether in law or equity, arising at any time as of or prior to the execution of this letter agreement, whether known or unknown, including but not limited to, the violation of any express or implied contract; any federal, state or local laws restricting an employer’s right to terminate employees or otherwise regulating employment; workers compensation, wage and hour, or other employee relations statutes, executive orders, ordinance, or regulations, including any rights or claims under Title VII of the Civil Rights Act of 1964, as amended the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the WARN Act, the Older Workers Benefit Protection Act, or any other federal state or local laws covering the same subject matter; tort (including, without limitation, negligent conduct, emotional distress, invasion of privacy and defamation); any federal, state, or local laws providing recourse for discrimination, retaliation, wrongful discharge, dismissal or other obligations arising out of public policy, physical or personal injury, fraud, negligent misrepresentation, failure to pay in whole or part any compensation including base compensation, bonus or other incentive compensation, back pay, front pay, retention, separation or severance pay, stock options or other equity rights, vacation pay, debts, accounts, or benefits of any kind whatsoever, and similar or related claims, or any claim for or for any kind of compensatory, special or consequential damages, indirect, exemplary, punitive or liquidated damages, attorneys' fees, costs, disbursements or expenses.  The laws referred to in this section include statutes, regulations, other administrative guidance, and common law doctrines.  Any and all claims and/or disputes arising out of or relating to any of the foregoing shall be, and are, finally compromised, released and settled.  Notwithstanding the foregoing, this paragraph shall not (i) bar claims in good faith to enforce this letter agreement, (ii) release any claims that by law cannot be waived, (iii) waive any rights or claims that arise after the Execution Date and/or (iv) limit either party’s right, where applicable, to file, assist or participate in any investigation or proceeding of any federal, state or local government agency.

You affirm that you have reported all hours worked as of the Execution Date, and that you have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled from QuamTel.  You further affirm that you have been granted any leave to which you were entitled under any federal, state or local leave or disability accommodation laws and have not been subject to any retaliation for exercising any such rights.

By entering into this letter agreement, QuamTel has not agreed to grant similar accommodations/benefits to any other employee, whether or not similarly situated, and no practice or policy shall be deemed established by this letter agreement.  Nothing herein shall be deemed to constitute an admission of wrongdoing by QuamTel or any other Releasee.  Neither this letter agreement nor any of its terms shall be used by you as evidence of an admission or introduced by you as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this letter agreement.

You agree not to disclose, directly or indirectly, the underlying facts that led up to this letter agreement or the terms, existence, or amounts set forth in this letter agreement.  Notwithstanding the foregoing, this paragraph will not stop you from disclosure of this letter agreement (i) to your family, attorney, and/or tax advisor, provided that you notify your family, attorney, and/or tax advisor of the confidential nature of this letter agreement and (ii) to the extent legally necessary to enforce your rights under this letter agreement, or otherwise required by law, provided that you promptly notify QuamTel of such a disclosure obligation to enable QuamTel to take whatever action it deems appropriate to prevent or limit the required disclosure.

You agree not to disclose or publish anything about QuamTel or any other Releasee(s) which may disparage, impair or otherwise adversely affect the business, professional or personal reputation, image, relationships, and/or goodwill currently enjoyed by QuamTel or such Releasee(s) in their respective markets and communities at large. The current upper management and Chairman of the Board of QuamTel (limited solely to Andrea Munoz, Stuart Ehrlich, Steven Ivestor, and Robert Picow), likewise agree they will not disclose or publish anything about you which might disparage, impair or otherwise adversely affect your business, professional or personal reputation, image, and/or relationships. You agree that you will not encourage or cooperate or otherwise participate or confer with any current or former employee of QuamTel or any other Releasee, individually or collectively, or any potential plaintiff, to commence any legal action or make any claim against QuamTel or any other Releasee with respect to such person’s employment with QuamTel or its affiliates.  You will cooperate with QuamTel and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which you were involved or of which you have knowledge as a result of your employment with QuamTel. QuamTel will agree to indemnify and defend you from any claim associated with your good faith conduct during your employment. You will notify QuamTel if you are subpoenaed to testify in any proceeding related to your employment as nothing herein may be construed as prohibiting you from lawfully responding to a subpoena.

As further consideration and inducement to grant you the Severance:

1.
for a period of twenty-four (24) months following the date of QuamTel’s final payment to you hereunder, you agree not to (i) engage in any discussions, directly or through intermediaries, regarding soliciting, engaging or hiring, for consulting, full-time or part-time employment, anyone who is or was an employee of QuamTel during the term of your employment with QuamTel, (ii) employ as an employee or retain as a consultant or agent anyone who is or was an employee of QuamTel during the term of your employment with QuamTel, and/or (iii) persuade or attempt to persuade anyone who is or was an employee of QuamTel during the term of your employment with QuamTel to leave the employ of QuamTel or to become employed as an employee or retained as a consultant or agent by any other person or entity; and

2.
for a period of twelve (12) months following the date of QuamTel’s final payment to you hereunder, you agree not to work for any person or entity that (i) is or was a client of QuamTel during the term of your employment with QuamTel or (ii) that you were involved in pitching for potential business during the twelve (12) month period immediately prior to the Separation Date, by rendering any services of the type performed by QuamTel or, directly or through intermediaries, solicit, render services to or for, or accept from, any such person or entity, any business of the type performed by QuamTel, or persuade or attempt in any manner to persuade any such person or entity to cease to do business or to reduce the amount of business which any such person or entity has customarily done or is reasonably expected to do with QuamTel, whether or not the relationship between QuamTel and such person or entity was originally established in whole or in part through your efforts.

The parties agree that the foregoing limitations as to time, geographical area, and scope of activity are reasonable and acceptable to you, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of QuamTel.

As required by the by the federal Age Discrimination in Employment Act (as amended by the Older Workers’ Benefit Protection Act), you have a period of 21 days within which to consider this letter agreement before signing it.  If you sign this letter agreement within 21 days of receiving it, then, as allowed by that law, during the seven-day period following signing this letter agreement, you may revoke this letter agreement.  This letter agreement shall not become binding, effective or enforceable until the revocation period has expired without revocation of this letter agreement (and no monies otherwise due to you under this letter agreement shall be paid until after the seven day period has elapsed without revocation of this letter agreement).  Any revocation under this provision must be made in writing and received by QuamTel’s CEO within the seven-day revocation period.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflicts of law principles.  This letter agreement may not be changed or altered, except by a writing signed by both parties.  Until such time as this letter agreement has been executed and subscribed by both parties hereto:  (i) its terms and conditions and any discussion relating thereto, without any exception whatsoever, shall not be binding nor enforceable for any purpose upon any party; and (ii) no provision contained herein shall be construed as an inducement to act or to withhold an action, or be relied upon as such.  This letter agreement constitutes an integrated, written contract, expressing the entire agreement and understanding between the parties with respect to the subject matter hereof and terminates and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof including, without limitation, the Employment Agreement, dated December 13, 2010, between you and QuamTel (the “Employment Agreement”).  Notwithstanding the foregoing, this letter agreement does not supersede or in any way affect your obligations to QuamTel under any confidentiality or non-disclosure obligations, non-compete and other restrictive covenants including, without limitation, those set forth in the Employment Agreement, the survivable terms of which shall remain in full force and effect.  In the event any term or provision of this Agreement shall be held to be unenforceable, the remaining terms and provisions shall be unimpaired and the unenforceable term or provision shall be replaced by such enforceable term or provision as comes closest to the intention underlying the unenforceable term or provision.  This letter agreement binds your heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Releasees and their respective heirs, administrators, representatives, executors, successors, and assigns.

QuamTel strongly encourages you to discuss this letter agreement with your family, attorney, and/or tax advisor prior to signing below.

If you agree with the terms of this letter agreement, please sign and return it to me on or before February 16, 2011 (or sooner at your option, in your sole and absolute discretion).  This letter agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.  A facsimile copy of an executed counterpart shall be valid and have the same force and effect as an original.

We wish you the best of luck in your future endeavors.  Please feel free to call me if you have any questions.

Very truly yours,

/s/ Stuart Ehrlich
Stuart Ehrlich
CEO, QuamTel

I acknowledge that I have the right and have been given the opportunity to review this letter agreement with an attorney.  I have carefully read this letter agreement and fully understand its contents.  I am aware that this is a valid and binding contract between QuamTel and me, and I sign it of my own free will.

Agreed and accepted:

By: /s/ William McLaughlin
Name: William McLaughlin